UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 20, 2020

Sprout Social, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39156	27-2404165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Dearborn St.	,	Suite 700	60603
Chicago	,	Illinois
(Address of Principal Executive Offices)			(Zip Code)
(866) 878-3231
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SPT	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2020 Sprout Social, Inc. (the “Company”) entered into an amended and restated employment agreement with Joe Del Preto, Chief Financial Officer and Treasurer of the Company (the “Del Preto Employment Agreement”). The Del Preto Employment Agreement is effective as of February 20, 2020. The Del Preto Employment Agreement, provides for an initial two-year term and automatically renews for successive one-year periods absent 45 days’ prior notice of non-renewal from either party. Under the Del Preto Employment Agreement, a non-extension of the term by the Company constitutes a severance-eligible termination of employment.

The Del Preto Employment Agreement provides that Mr. Del Preto is entitled to a base salary of $355,000 per year, as well as an annual discretionary performance-based bonus with a target bonus equal to 30% of Mr. Del Preto’s base salary.

Pursuant to the Del Preto Employment Agreement, in the event of Mr. Del Preto’s termination without Cause or for Good Reason (each as defined in the Del Preto Employment Agreement) or upon the Company’s election not to renew the term of the Del Preto Employment Agreement, in each case outside the period commencing on the date of a change in control (as defined in the Del Preto Employment Agreement) and ending on the first anniversary of such change in control, Mr. Del Preto will be entitled to receive continued base salary payment for six months following such termination, payable in installments over the 6-month period following termination, and continued health benefits at the Company’s expense for up to six months following termination. In the event such termination occurs on or within the 12-month period following a change in control, Mr. Del Preto will be entitled to receive the sum of 12 months of his base salary and target bonus for the year in which the date of termination occurs, payable in installments over the 12-month period following termination, accelerated vesting for all outstanding equity awards held by Mr. Del Preto as of immediately prior to termination (provided that any such awards subject to performance-based vesting shall vest based on target achievement levels), and continued health benefits at the Company’s expense, for up to 12 months following termination. Mr. Del Preto’s receipt of such severance benefits or payments will be subject to his execution and non-revocation of a release of claims and his continued compliance with the applicable restrictive covenants, which include 12-month post-termination non-competition and non-solicitation of customers and employees covenants.

In addition, any payments or benefits received by Mr. Del Pretro under the Del Preto Employment Agreement will also be subject to an Internal Revenue Code Section 280G “cutback” such that payments or benefits that Mr. Del Preto receives in connection with a change in control will be reduced to the extent that such reduction would result in a greater after-tax net amount for Mr. Del Preto.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Del Preto Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SPROUT SOCIAL, INC.

By:	/s/ Heidi Jonas
Name:	Heidi Jonas
Title:	General Counsel and Secretary

Date: February 24, 2020